Exhibit 10.15

LANDLORD CONSENT TO SUBLEASE

THIS LANDLORD CONSENT TO SUBLEASE (“Consent Agreement”) is entered into as of the 27th day of February, 2004, by and among CA-TOWER 17 LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), LIGHTBRIDGE, INC., a Delaware corporation (“Sublandlord”), and PRIMAL SOLUTIONS, INC., a Delaware corporation (“Subtenant”).

RECITALS:

A.                                   Landlord (as successor in interest to Spieker Properties, L.P., a California limited partnership), as landlord, and Sublandlord (as successor in interest to Corsair Communications, Inc., a Delaware corporation), as tenant, are parties to that certain lease agreement dated October 31, 2000, as amended by instrument(s) dated February 7, 2001, and March 26, 2001, (collectively, the “Lease”) pursuant to which Landlord has leased to Sublandlord certain premises containing approximately 6,851 rentable square feet (the “Premises”) described as Suite No. 750 on the 7th floor of the building commonly known as Tower 17 located at 18881 Von Karman, Irvine, California (the “Building”).

B.                                     Sublandlord and Subtenant have entered into (or are about to enter into) that certain sublease agreement dated January 30, 2004 attached hereto as Exhibit A (the “Sublease”) pursuant to which Sublandlord has agreed to sublease to Subtenant certain premises described as follows: approximately 6,851 rentable square feet (the “Sublet Premises”) constituting all or a part of the Premises.

C.                                     Sublandlord and Subtenant have requested Landlord’s consent to the Sublease.

D.                                    Landlord has agreed to give such consent upon the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the foregoing preambles which by this reference are incorporated herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby consents to the Sublease subject to the following terms and conditions, all of which are hereby acknowledged and agreed to by Sublandlord and Subtenant:

1.                                       Sublease Agreement.  Sublandlord and Subtenant hereby represent that a true and complete copy of the Sublease is attached hereto and made a part hereof as Exhibit A, and Sublandlord and Subtenant agree that the Sublease shall not be modified without Landlord’s prior written consent, which consent shall not be unreasonably withheld.

2.                                       Representations.  Sublandlord hereby represents and warrants that Sublandlord (i) has full power and authority to sublease the Sublet Premises to Subtenant, (ii) has not transferred or conveyed its interest in the Lease to any person or entity collaterally or otherwise, and (iii) has full power and authority to enter into the Sublease and this Consent Agreement. Subtenant hereby represents and warrants that Subtenant has full power and authority to enter into the Sublease and this Consent Agreement.

3.                                       Indemnity and Insurance.  Subtenant hereby assumes, with respect to Landlord, all of the indemnity and insurance obligations of the Sublandlord under the Lease with respect to the Sublet Premises, provided that the foregoing shall not be construed as relieving or releasing Sublandlord from any such obligations.

4.                                       No Release.  Nothing contained in the Sublease or this Consent Agreement shall be construed as relieving or releasing Sublandlord from any of its obligations under the Lease, it being expressly understood and agreed that Sublandlord shall remain liable for such obligations notwithstanding anything contained in the Sublease or this Consent Agreement or any subsequent assignment(s), sublease(s) or transfer(s) of the interest of the tenant under the Lease. Sublandlord shall be responsible for the collection of all rent due it from Subtenant, and for the performance of all the other terms and conditions of the Sublease, it being understood that Landlord is not a party to the Sublease and, notwithstanding anything to the contrary contained in the Sublease, is not bound by any terms, provisions, representations or warranties contained in the Sublease and is not obligated to Sublandlord or Subtenant for any of the duties and obligations contained therein.

5.                                       Administrative Fee.  Upon Sublandlord’s execution and delivery of this Consent Agreement, Sublandlord shall pay to Landlord the sum of $500.00 in consideration for Landlord’s review of the Sublease and the preparation and delivery of this Consent Agreement.

6.                                       No Transfer.  Subtenant shall not further sublease the Sublet Premises, assign its interest as the Subtenant under the Sublease or otherwise transfer its interest in the Sublet Premises or the Sublease to any person or entity without the written consent of Landlord, which Landlord may withhold in its sole discretion.

7.                                       Lease.  The parties agree that the Sublease is subject and subordinate to the terms of the Lease, and all terms of the Lease.  In no event shall the Sublease or this Consent Agreement be construed as granting or conferring upon the Sublandlord or the Subtenant any greater rights than those contained in the Lease nor shall there be any diminution of the rights and privileges of the Landlord under the Lease, nor shall the Lease be deemed modified in any respect. Without limiting the scope of the preceding sentence, any construction or alterations performed in or to the Sublet Premises shall be performed with Landlord’s prior written approval and in accordance with the terms and conditions of the Lease. It is hereby acknowledged and agreed that any provisions in the Sublease which limit the manner in which Sublandlord may amend the Lease are binding only upon Sublandlord and Subtenant as between such parties. Landlord shall not be bound in any manner by such provisions and may rely upon Sublandlord’s execution of any agreements amending or terminating the Lease subsequent to the date hereof notwithstanding any contrary provisions in the Sublease.

8.                                       Parking and Services.  Any parking rights granted to Subtenant pursuant to the Sublease shall be satisfied out of the parking rights, if any, granted to Sublandlord under the Lease. Sublandlord hereby authorizes Subtenant, as agent for Sublandlord, to obtain services and materials for or related to the Sublet Premises, and Sublandlord agrees to pay for such services and materials as additional Rent under the Lease upon written demand from Landlord. However, as a convenience to Sublandlord, Landlord may bill Subtenant directly for such services and materials, or any portion thereof, in which event Subtenant shall pay for the services and materials so billed upon written demand, provided that such billing shall not relieve Sublandlord from its primary obligation to pay for such services and materials.

9.                                       Attornment.  If the Lease or Sublandlord’s right to possession thereunder terminates for any reason prior to expiration of the Sublease, Subtenant agrees, at the written election of Landlord, to attorn to Landlord upon the then executory terms and conditions of the Sublease for the remainder of the term of the Sublease. In the event of any such election by Landlord, Landlord will not be (a) liable for any rent paid by Subtenant to Sublandlord more than one month in advance, or any security deposit paid by Subtenant to Sublandlord, unless same has been transferred to Landlord by Sublandlord; (b) liable for any act or omission of Sublandlord under the Lease, Sublease or any other agreement between Sublandlord and Subtenant or for any default of Sublandlord under any such documents which occurred prior to the effective date of the attornment; (c) subject to any defenses or offsets that Subtenant may have against Sublandlord which arose prior to the effective date of the attornment; (d) bound by any changes or modifications made to the Sublease without the written consent of Landlord, (e) obligated in any manner with respect to the transfer, delivery, use or condition of any furniture, equipment or other personal property in the Sublet Premises which Sublandlord agreed would be transferred to Subtenant or which Sublandlord agreed could be used by the Subtenant during the term of the Sublease, or (f) liable for the payment of any improvement allowance, or any other payment, credit, offset or amount due from Sublandlord to Subtenant under the Sublease. If Landlord does not elect to have Subtenant attorn to Landlord as described above, the Sublease and all rights of Subtenant in the Sublet Premises shall terminate upon the date of termination of the Lease or Sublandlord’s right to possession thereunder. The terms of this Section 9 supercede any contrary provisions in the Sublease.

10.                                 Payments Under the Sublease.  If at any time Sublandlord is in default under the terms of the Lease, Landlord shall have the right to contact Subtenant and require Subtenant to pay all rent due under the Sublease directly to Landlord until such time as Sublandlord has cured such default. Subtenant agrees to pay such sums directly to Landlord if requested by Landlord, and Sublandlord agrees that any such sums paid by Subtenant shall be deemed applied against any sums owed by Subtenant under the Sublease. Any such sums received by Landlord from Subtenant shall be received by Landlord on behalf of Sublandlord and shall be applied by Landlord to any sums past due under the Lease, in such order of priority as required under the Lease or, if the Lease is silent in such regard, then in such order of priority as Landlord deems appropriate. The receipt of such funds by Landlord shall in no manner be deemed to create a direct lease or sublease between Landlord and Subtenant. If Subtenant fails to deliver its Sublease payments directly to Landlord as required herein following receipt of written notice from Landlord as described above, then Landlord shall have the right to remove any signage of Subtenant, at Subtenant’s cost, located outside the Premises or in the Building lobby or elsewhere in the Building and to pursue any other rights or remedies available to Landlord at law or in equity.

11.                                 Excess Rent.  If Landlord is entitled to any excess rent (defined below) from Sublandlord pursuant to the terms of the Lease, then, in addition to all rent otherwise payable by Sublandlord to Landlord under the Lease, Sublandlord shall also pay to Landlord the portion of the excess rent to which Landlord is entitled under the Lease, in the manner described in the Lease. As used herein, the “excess rent” shall be deemed to mean any payments from Subtenant under the Sublease which exceed the payments payable by Sublandlord to Landlord under the Lease for the Sublet Premises. Landlord’s failure to bill Sublandlord for, or to otherwise collect, such sums shall in no manner be deemed a waiver by Landlord of its right to collect such sums in accordance with the Lease.

12.                                 Sublandlord Notice Address.  If Sublandlord is subleasing the entire Premises or otherwise vacating the Premises, Sublandlord’s new address for notices to Sublandlord under the Lease shall be as follows: Lightbridge, Inc., 67 South Bedford Street, Suite 100, Burlington, MA 01803 with Attention to General Counsel and a copy to 67 South Bedford Street, Suite 100, Burlington, MA 01803 with Attention to Kathy Giuliano; and if no address is filled in at the preceding blank (or if a post office box address is used for the preceding blank), then Landlord may continue to send notices to Sublandlord at the address(es) provided in, and in accordance with the terms of, the Lease.

13.                                 Authority.  Each signatory of this Consent Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

14.                                 Counterparts.  This Consent Agreement may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties.

(SIGNATURES ARE ON FOLLOWING PAGE)

IN WITNESS WHEREOF, Landlord, Sublandlord and Subtenant have executed this Consent Agreement as of the date set forth above.

LANDLORD:

CA-TOWER 17 LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOM GP, L.L.C., a Delaware limited liability company, its general partner

By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non- member manager

	By:	/s/ Frank R. Campbell

	Name:	Frank R. Campbell

	Title:	Vice President

SUBLANDLORD:

LIGHTBRIDGE, INC., a Delaware corporation

By:	/s/ Harlan Plumley

Name:	Harlan Plumley

Title:	CFO

SUBTENANT:

PRIMAL SOLUTIONS, INC., a Delaware corporation

By:	/s/ Todd R Taylor

Name:	TODD R TAYLOR

Title:	CFO

EXHIBIT A

SUBLEASE AGREEMENT